Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectus and statement of additional information of Fidelity Export & Multinational Fund, Spartan Arizona Municipal Income Fund, and Spartan Maryland Muncipal Income Fund filed as part of this Post-Effective Amendment No. 109 to the Registration Statement (File Nos. 002-50318 and 811-02460) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 108 to the Registration Statement on Form N-1A (File Nos. 002-50318 and 811-02460).

/s/Shearman & Sterling LLP
Shearman & Sterling LLP

New York, NY

October 28, 2004